EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-172824 on Form S-8 of our report dated November 22, 2017, relating to the 2017 and 2016 consolidated financial statements of SolarWindow Technologies, Inc. and Subsidiaries (“the Company”) , appearing in this Annual Report on Form 10-K of the Company for the year ended August 31, 2017.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

November 22, 2017